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                                                                 Exhibit 10.30



                           GREENWICH CAPITAL MARKETS, INC.
                                  600 STEAMBOAT ROAD
                            GREENWICH, CONNECTICUT 06830




September 17, 1996



Mr. Herbert B. Hirsch
Chief Financial Officer and Treasurer
Mego Mortgage Corporation
Las Vegas, Nevada  89109

        Re:   Interest Only/Residual Financing Facility
              -----------------------------------------

Dear Herb:

Greenwich Capital Markets, Inc. ("GCM") is pleased to submit this commitment to extend an Interest Only/Residual Financing Facility to Mego Mortgage Corporation ("Mego") on the following terms:

Term: One year commencing on November 1, 1996 and ending on October 31, 1997.

Amount: The aggregate dollar amount of Interest Only Certificates ("IOs"), Class R Certificates ("Residuals") and Performing Inventory Adjustment, as defined below, to be financed under this facility at any one time shall be the lesser of (i) the aggregate of (a) 60% of the GCM Residual Value (as defined below) of each Residual financed, (b) 75% of the GCM IO Value (as defined below) of each IO financed and (c) the Performing Inventory Adjustment and (ii) $11,000,000.

                If Mego chooses to finance the Mego Mortgage FHA Title I Loan Trust 1996-1 Class S Certificate and the 1996-2 Class S Certificate under the separate PSA Master Repurchase Agreement which has already been executed between GCM and Mego, then such amount in item (ii) above shall be $8,000,000.



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Mr. Herbert Hirsch
September 17, 1996
Page 2 of 4


Fundings:       Upon notice from Mego, GCM will advance funds representing the proposed financing of such IOs and/or Residuals to Mego.
                The amount of such financing will be dependent upon several things including, but not limited to, collateral type, GCM's
                IO and/or Residual Value (see below), as applicable, Advance
                Rates (see below) and current market conditions.

Collateral:     GCM will finance either IOs or Residuals of securitizations underwritten and/or issued by GCM or one of its affiliates.
                GCM will only finance a Residual if the IO of the related securitization has already been either sold or financed by GCM. If, in accordance with the preceding sentence, GCM finances a Residual on a given securitization and an IO is issued on a subsequent securitization, then, if such subsequent IO is not sold by GCM, such subsequent IO must replace the prior Residual which was already financed or sold. Once such subsequent IO has been financed, then, to the extent the maximum amount of the financing has not been reached, the Residual from the prior deal can once again be financed by GCM.

Performing
Inventory
Adjustment:     If Mego so desires, GCM will lend Mego an amount equal to the
                Performing Inventory Adjustment.  Such Performing Inventory
                Adjustment shall be equal to the sum of (i) in the case of Title I HILs which are not delinquent the aggregate of (a) the current outstanding balance of each such non-delinquent Title I
                HIL multiplied by (b) the excess of 103% over the percent of par paid to Mego for such same Title I HIL on the related
                Closing Date and (ii) in the case of Conventional HILs which are not delinquent the aggregate of (c) the current outstanding balance of each such non-delinquent Conventional HIL multiplied by (d) the excess of 100% over the percent of par paid to Mego for such same Conventional HIL on the related Closing Date.

Interest Rate:  LIBOR +350.  All interest is payable monthly in arrears and is due by the 15th day of the following month. Interest will be calculated on the basis of a 360-day year comprised of 12 30-day months.

Advance Rate:   GCM will advance 75% of the GCM IO Value and 60% of the GCM
                Residual Value.  The "GCM IO Value" and the "GCM Residual
                Value" will be GCM's internal valuation of the related security (and underlying collateral), in its sole discretion, based initially on a predetermined calculation agreed upon by both parties.

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Mr. Herbert Hirsch
September 17, 1996
Page 3 of 4



                Modeling assumptions, such as overcollateralization levels in particular, will affect the respective GCM IO and/or Residual Values significantly. The assumptions to be used in determining the respective GCM IO and/or Residual Values are subject to change based on market conditions and the performance of Mego's collateral (particularly delinquencies and losses) and the financial condition of both Mego
                Mortgage Corporation and Mego Financial Corp.

GCM Fee: As compensation for providing this Interest Only/Residual Financing Facility, GCM will receive an upfront fee of $50,000. Such fee shall be due and payable upon execution of the Interest Only/Residual Financing Facility documents by both Mego and GCM.

Covenants:      Those affirmative, negative and financial covenants
                customarily found in facility agreements similar in content to the proposed transaction. Financial covenants to be determined by GCM will include, but not be limited to, the following:

                (i) Minimum net worth during the term of the Residual Financing Facility;
                (ii)    Maximum debt to equity ratio;
                (iii) Maximum percentage of servicing portfolio which is 30 days or more delinquent; and
                (iv) No material change of control, either executive, management or ownership, other than that contemplated by the upcoming equity offering.

Events of
Default: The Interest Only/Residual Financing Facility will contain customary default provisions which will be appropriate in the context of the proposed Interest Only/Residual Financing Facility.

Guaranty:       All commitments and obligations, financial or otherwise,
                of Mego Mortgage Corporation shall be guaranteed by Mego
                Financial Corp. until such time as the proposed public offering of debt and equity of Mego Mortgage Corporation is completed.


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Mr. Herbert Hirsch
September 17, 1996
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This commitment is subject to (a) execution of definitive documentation reasonably satisfactory to GCM, (b) receipt of opinions reasonably acceptable to GCM regarding the due authorization, execution and enforceability of the facility, (c) confirmation that there has not been any material adverse change in the condition (financial or otherwise) of Mego or its parent and (d) approval of GCM's Credit
Committee.

                                Very truly yours,



                                /s/ Stephen M. Peet
                                -------------------
                                Stephen M. Peet
                                Executive Vice President


Accepted and Agreed:

Mego Mortgage Company

By:  /s/ Don A. Mayerson
     --------------------------
     Name:  Don A. Mayerson
     Title: Vice President